Citizens Financial Group, Inc. Reports Second Quarter 2024 Net Income of
$392 million and EPS of $0.78
Underlying Net Income of $408 million and EPS of $0.82*
CET1 ratio of 10.7%; LDR 80.4%

	Key Financial Data	2Q24	1Q24	2Q23	Second Quarter 2024 Highlights

Income Statement	($s in millions)
■Underlying EPS of $0.82 and ROTCE of 11.1%
■Underlying PPNR of $694 million, up 2% QoQ
–Strong fee performance, up 7% QoQ with higher Capital Markets and record Wealth and Card fees
–NII down 2% QoQ primarily driven by a 4 bp decline in NIM related to swaps impact
–Expenses down 1% QoQ notwithstanding continued investment in the Private Bank
■Strong ACL coverage of 1.63%, up 2 bps QoQ
■Period-end and average loans down 1% QoQ given balance sheet optimization, including Non-Core portfolio run off, and paydowns in Commercial
■Period-end deposits stable QoQ; Private Bank period-end deposits up $1.6 billion to $4 billion
■Strong liquidity profile; spot LDR improved to 80.4%; FHLB advances reduced further to just $553 million
–Pro forma LCR of 119% exceeds Category 1 Bank requirement of 100%
■Net charge-offs of 52 bps, up 2 bps QoQ reflects broadly stable charge-offs and lower average loans
■Strong CET1 ratio of 10.7%; TCE ratio of 6.5%
■TBV/share of $30.61, up 1.4% QoQ reflects higher net income and net AOCI benefit

	Total revenue	$1,963	$1,959	$2,094
	Pre-provision profit	662	601	788
	Underlying pre-provision profit	694	683	861
	Provision for credit losses	182	171	176
	Net income	392	334	478
	Underlying net income	408	395	531

Balance Sheet & Credit Quality	($s in billions)
	Period-end loans and leases	$141.8	$143.2	$151.3
	Average loans and leases	143.1	144.8	153.7
	Period-end deposits	176.4	176.4	177.7
	Average deposits	173.7	176.1	173.2
	Period-end loan-to-deposit ratio	80.4%	81.2%	85.2%
	NCO ratio	0.52%	0.50%	0.40%

Financial Metrics	Diluted EPS	$0.78	$0.65	$0.92
	Underlying Diluted EPS	0.82	0.79	1.04
	ROTCE	10.6%	8.9%	12.4%
	Underlying ROTCE	11.1	10.6	13.9
	Net interest margin, FTE	2.87	2.91	3.17
	Efficiency ratio	66.3	69.3	62.3
	Underlying efficiency ratio	64.6	65.1	58.9
	CET1	10.7%	10.6%	10.3%
	TBV/Share	$30.61	$30.19	$28.72

Notable Items		2Q24
	($s in millions except per share data)	Pre-tax $	EPS
	Integration-related	$(3)	$(0.01)
	TOP and Other items	(24)	(0.04)
	FDIC special assessment	(5)	(0.01)
	Tax item	—	0.02
	Total	$(32)	$(0.04)

Comments from Chairman and CEO Bruce Van Saun
“We delivered solid performance in the second quarter, featuring strong fee performance across Capital Markets, Wealth and
*Results presented on an Underlying basis are non-GAAP Financial Measures. See page 15 for additional information on our use of Non-GAAP Financial Measures.

Citizens Financial Group, Inc.
Card, excellent deposit trends, good expense discipline and credit metrics in line with expectations,“ said Chairman and CEO Bruce Van Saun. “We are executing well on our strategic initiatives, and highlight that our Private Bank reached $4.0 billion in deposits and $3.6 billion in assets under management. We continue to be comfortable with our full year guidance and medium-term targets.”
Citizens also announced today that its board of directors declared a quarterly common stock dividend of $0.42 per share. The dividend is payable on August 14, 2024 to shareholders of record at the close of business on July 31, 2024.

Citizens Financial Group, Inc.
Earnings highlights(1):

	Quarterly Trends
				2Q24 change from
($s in millions, except per share data)	2Q24	1Q24	2Q23	1Q24			2Q23
Earnings				$/bps		%	$/bps		%
Net interest income	$1,410	$1,442	$1,588	$(32)		(2)%	$(178)		(11)%
Noninterest income	553	517	506	36		7	47		9
Total revenue	1,963	1,959	2,094	4		—	(131)		(6)
Noninterest expense	1,301	1,358	1,306	(57)		(4)	(5)		—
Pre-provision profit	662	601	788	61		10	(126)		(16)
Provision for credit losses	182	171	176	11		6	6		3
Net income	392	334	478	58		17	(86)		(18)
Preferred dividends	35	30	34	5		17	1		3
Net income available to common stockholders	$357	$304	$444	$53		17%	$(87)		(20)%
After-tax notable Items	16	61	53	(45)		(74)	(37)		(70)
Underlying net income	$408	$395	$531	$13		3%	$(123)		(23)%
Underlying net income available to common stockholders	373	365	497	8		2	(124)		(25)
Average common shares outstanding
Basic (in millions)	454.1	461.4	479.5	(7.2)		(2)	(25.3)		(5)
Diluted (in millions)	456.6	463.8	481.0	(7.2)		(2)	(24.4)		(5)
Diluted earnings per share	$0.78	$0.65	$0.92	$0.13		20%	$(0.14)		(15)%
Underlying diluted earnings per share	0.82	0.79	1.04	0.03		4	(0.22)		(21)
Performance metrics
Net interest margin	2.86%	2.90%	3.16%	(4)	bps		(30)	bps
Net interest margin, FTE	2.87	2.91	3.17	(4)			(30)
Effective income tax rate	18.5	22.3	22.1	(379)			(360)
Efficiency ratio	66.3	69.3	62.3	(306)			393
Underlying efficiency ratio	64.6	65.1	58.9	(46)			573
Return on average tangible common equity	10.6	8.9	12.4	175			(181)
Underlying return on average tangible common equity	11.1	10.6	13.9	44			(284)
Return on average total tangible assets	0.75	0.63	0.89	12			(14)
Underlying return on average total tangible assets	0.78%	0.75%	0.99%	3	bps		(21)	bps
Capital adequacy(2,3)
Common equity tier 1 capital ratio	10.7%	10.6%	10.3%
Total capital ratio	14.0	13.8	13.3
Tier 1 leverage ratio	9.4	9.3	9.4
Tangible common equity ratio	6.5	6.5	6.3
Allowance for credit losses to loans and leases	1.63%	1.61%	1.52%	2	bps		11	bps
Asset quality(3)
Nonaccrual loans and leases to loans and leases	1.08%	1.02%	0.79%	6	bps		29	bps
Allowance for credit losses to nonaccrual loans and leases	151	157	193	(6)			(42)
Net charge-offs as a % of average loans and leases	0.52%	0.50%	0.40%	2	bps		12	bps

(1) Unless otherwise noted, references to balance sheet items are on an average basis, loans exclude loans held for sale, earnings per share represent fully diluted per common share and references to NIM are on a FTE basis.
(2) Current reporting-period regulatory capital ratios are preliminary.
(3) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.
The following table provides information on Underlying results which exclude the impact of notable items.

Underlying results:

	Quarterly Trends
				2Q24 change from
($s in millions, except per share data)	2Q24	1Q24	2Q23	1Q24			2Q23
				$/bps		%	$/bps		%
Net interest income	$1,410	$1,442	$1,588	$(32)		(2)%	$(178)		(11)%
Noninterest income	549	514	506	35		7	43		8
Total revenue	$1,959	$1,956	$2,094	$3		—%	$(135)		(6)%
Noninterest expense	1,265	1,273	1,233	(8)		(1)%	32		3%
Provision for credit losses	182	171	176	11		6	6		3
Net income available to common stockholders	$373	$365	$497	$8		2%	$(124)		(25)%
Performance metrics
EPS	$0.82	$0.79	$1.04	$0.03		4%	$(0.22)		(21)%
Efficiency ratio	64.6%	65.1%	58.9%	(46)	bps		573	bps
Return on average tangible common equity	11.1%	10.6%	13.9%	44	bps		(284)	bps

Consolidated balance sheet summary(1):

				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24			2Q23
				$/bps		%	$/bps		%
Total assets	$219,938	$220,448	$223,066	$(510)		—%	$(3,128)		(1)%
Total loans and leases	141,842	143,188	151,320	(1,346)		(1)	(9,478)		(6)
Total loans held for sale	683	555	1,421	128		23	(738)		(52)
Deposits	176,352	176,428	177,667	(76)		—	(1,315)		(1)
Stockholders' equity	23,869	23,761	23,585	108		—	284		1
Stockholders' common equity	21,757	21,747	21,571	10		—	186		1
Tangible common equity	$13,866	$13,844	$13,630	$22		—%	$236		2%
Loan-to-deposit ratio (period-end)(2)	80.4%	81.2%	85.2%	(73)	bps		(474)	bps
Loan-to-deposit ratio (average)(2)	82.4%	82.2%	88.7%	14	bps		(635)	bps
(1) Represents period-end unless otherwise noted.
(2) Excludes loans held for sale.

Citizens Financial Group, Inc.
Notable items:
Quarterly results reflect notable items primarily related to integration costs associated with recent acquisitions, as well as TOP revenue and efficiency initiatives and other items. In addition, second quarter 2024 and first quarter 2024 include a notable item for an industry-wide FDIC special assessment. These notable items have been excluded from reported results to better reflect Underlying operating results.

Notable items - Integration-related	2Q24		1Q24		2Q23
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

Salaries & benefits	$(3)	$(2)	$(2)	$(1)	$(2)	$(1)
Equipment and software	—	—	—	—	(1)	(1)
Outside services	—	—	(1)	(1)	(11)	(8)
Occupancy	—	—	—	—	(25)	(18)
Other expense	—	—	—	—	—	—
Noninterest expense	$(3)	$(2)	$(3)	$(2)	$(39)	$(28)

EPS Impact - Noninterest expense		$(0.01)		$(0.01)		$(0.06)

Total integration related	$(3)	$(2)	$(3)	$(2)	$(39)	$(28)

EPS Impact - Total Integration-related		$(0.01)		$(0.01)		$(0.06)

Other notable items - TOP & Other	2Q24		1Q24		2Q23
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

Tax notable items	$—	$7	$—	$—	$—	$—

Noninterest income	4	3	3	2	—	—

Salaries & benefits	(5)	(4)	(15)	(11)	(12)	(9)
Equipment and software	(4)	(3)	(8)	(6)	(3)	(2)
Outside services	(10)	(7)	(11)	(9)	(10)	(7)
Occupancy	(6)	(4)	(7)	(5)	(5)	(4)
FDIC special assessment(1)	(5)	(4)	(35)	(26)	—	—
Other expense	(3)	(2)	(6)	(4)	(4)	(3)
Noninterest expense	$(33)	$(24)	$(82)	$(61)	$(34)	$(25)

Total Other Notable Items	$(29)	$(14)	$(79)	$(59)	$(34)	$(25)

EPS Impact - Other Notable Items		$(0.03)		$(0.13)		$(0.06)

Total Notable Items	$(32)	$(16)	$(82)	$(61)	$(73)	$(53)

Total EPS Impact		$(0.04)		$(0.14)		$(0.12)
(1) The FDIC special assessment earnings per share impact is $(0.01) and $(0.05) for second quarter 2024 and first quarter 2024, respectively.

Citizens Financial Group, Inc.
Discussion of results:

Net interest income				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24			2Q23
				$/bps		%	$/bps		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$2,028	$2,071	$2,164	$(43)		(2)%	$(136)		(6)%
Investment securities	417	399	267	18		5	150		56
Interest-bearing deposits in banks	130	140	100	(10)		(7)	30		30
Total interest income	$2,575	$2,610	$2,531	$(35)		(1)%	$44		2%
Interest expense:
Deposits	$965	$987	$723	$(22)		(2)%	$242		33%
Short-term borrowed funds	4	7	22	(3)		(43)	(18)		(82)
Long-term borrowed funds	196	174	198	22		13	(2)		(1)
Total interest expense	$1,165	$1,168	$943	$(3)		—%	$222		24%
Net interest income	$1,410	$1,442	$1,588	$(32)		(2)%	$(178)		(11)%

Net interest margin, FTE	2.87%	2.91%	3.17%	(4)	bps		(30)	bps

Second quarter 2024	vs.	first quarter 2024
Net interest income of $1.4 billion decreased 2%, primarily reflecting lower net interest margin.
•Net interest margin of 2.87% was down 4 basis points, largely reflecting the impact of swaps (6 basis points) and higher funding costs (3 basis points), partly offset by improved asset yields (4 basis points) and the benefit of Non-Core run off (2 basis points).

Second quarter 2024	vs.	second quarter 2023
Net interest income of $1.4 billion decreased 11%, reflecting lower net interest margin and a 2% decline in average interest-earning assets, reflecting lower loans.
•Net interest margin of 2.87% decreased 30 basis points, as an increase in funding and swap costs and the impact of building liquidity were partly offset by higher interest-earning-asset yields and the benefit of Non-Core run off.

Citizens Financial Group, Inc.

Noninterest Income				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24		2Q23
				$	%	$	%
Service charges and fees	$106	$96	$101	$10	10%	$5	5%
Capital markets fees	134	118	82	16	14	52	63
Card fees	92	86	80	6	7	12	15
Wealth fees(1)	75	68	65	7	10	10	15
Mortgage banking fees	54	49	59	5	10	(5)	(8)
Foreign exchange and derivative products	39	36	44	3	8	(5)	(11)
Letter of credit and loan fees	43	42	43	1	2	—	—
Securities gains, net	—	5	9	(5)	(100)	(9)	(100)
Other income(2)	10	17	23	(7)	(41)	(13)	(57)
Noninterest income	$553	$517	$506	$36	7%	$47	9%
Underlying, as applicable
Card fees	$88	$83	$80	$5	6	$8	10
Underlying noninterest income	$549	$514	$506	$35	7%	$43	8%
(1) Effective for 2Q24, Trust and Investment services fees was renamed to Wealth Fees to better reflect the broad range of wealth-related management fees and services provided to our customers.
(2) Includes bank-owned life insurance income and other miscellaneous income for all periods presented.

Second quarter 2024	vs.	first quarter 2024
Underlying noninterest income of $549 million increased $35 million, or 7%.
•Service charges and fees increased $10 million, primarily from seasonality.
•Capital markets fees increased $16 million, given higher bond underwriting and loan syndication fees, partly offset by lower M&A advisory fees.
•Card fees increased $5 million primarily given the full-quarter benefit of favorable vendor contract negotiations as well as seasonality.
•Wealth fees increased $7 million, reflecting increased sales activity and higher asset management fees.
•Mortgage banking fees increased $5 million, driven by higher MSR valuation, net of hedging, and servicing fees, partly offset by lower production revenue.
•Foreign exchange and derivative products revenue increased $3 million, primarily reflecting higher client activity in commodities and foreign exchange hedging.
•Other income decreased $7 million, largely due to higher operational losses.

Second quarter 2024	vs.	second quarter 2023
Underlying noninterest income of $549 million increased $43 million, or 8%.
•Service charges and fees increased $5 million, primarily driven by higher overdraft and cash management fees.
•Capital markets fees increased $52 million, given higher bond and equity underwriting, loan syndication and M&A advisory fees.
•Card fees increased $8 million, primarily reflecting favorable vendor contract negotiations.
•Wealth fees increased $10 million, reflecting increased sales activity and higher asset management fees.
•Mortgage banking fees decreased $5 million, given lower production fees, partly offset by higher MSR valuation, net of hedging.
•FX and derivative products revenue decreased $5 million, primarily given lower client activity in interest rate hedging.
•Other income decreased $13 million, primarily reflecting higher operational losses.

Citizens Financial Group, Inc.

Noninterest Expense				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24		2Q23
				$	%	$	%
Salaries and employee benefits	$645	$691	$615	$(46)	(7)%	$30	5%
Equipment and software	190	192	181	(2)	(1)	9	5
Outside services	165	158	177	7	4	(12)	(7)
Occupancy	113	114	136	(1)	(1)	(23)	(17)
Other operating expense	188	203	197	(15)	(7)	(9)	(5)
Noninterest expense	$1,301	$1,358	$1,306	$(57)	(4)%	$(5)	—%
Notable items	$36	$85	$73	$(49)	(58)%	$(37)	(51)%

Underlying, as applicable
Salaries and employee benefits	$637	$674	$601	$(37)	(5)%	$36	6%
Equipment and software	186	184	177	2	1	9	5
Outside services	155	146	156	9	6	(1)	(1)
Occupancy	107	107	106	—	—	1	1
Other operating expense	180	162	193	18	11	(13)	(7)
Underlying noninterest expense	$1,265	$1,273	$1,233	$(8)	(1)%	$32	3%

Second quarter 2024	vs.	first quarter 2024
Underlying noninterest expense of $1.27 billion, decreased 1%
•Salaries and benefits decreased $37 million, primarily reflecting lower payroll taxes and compensation-related costs given seasonality.
•Outside services increased $9 million primarily driven by technology investments.
•Other operating expense increased $18 million driven primarily by increased marketing-related expenses.
Reported noninterest expense of $1.30 billion decreased $57 million, primarily driven by the industry-wide FDIC special assessment recognized in the first quarter.
The effective tax rate was 18.5% in second quarter 2024. On an underlying basis, the effective tax rate of 20.3% decreased modestly compared to 22.8% in first quarter 2024 primarily given a state tax adjustment and lower stock-related compensation.

Second quarter 2024	vs.	second quarter 2023
Underlying noninterest expense of $1.27 billion increased 3%; down 1% excluding $46 million in expenses related to the Private Bank start-up investment.
•Salaries and benefits increased $36 million primarily reflecting the Private Bank start-up investment.
•Equipment and software increased $9 million given technology investments and maintenance.
•Other operating expenses decreased $13 million, primarily driven by lower advertising and travel-related expenses.
The effective tax rate was 18.5% in second quarter 2024. On an underlying basis, the effective tax rate of 20.3% compared with 22.5% in second quarter 2023.

Citizens Financial Group, Inc.

Interest-earning assets				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24		2Q23
Period-end interest-earning assets				$	%	$	%
Investments	$41,677	$41,127	$35,339	$550	1%	$6,338	18%
Interest-bearing deposits in banks	11,139	10,893	10,162	246	2	977	10
Commercial loans and leases	71,934	72,823	78,279	(889)	(1)	(6,345)	(8)
Retail loans	69,908	70,365	73,041	(457)	(1)	(3,133)	(4)
Total loans and leases	141,842	143,188	151,320	(1,346)	(1)	(9,478)	(6)
Loans held for sale, at fair value	591	505	1,225	86	17	(634)	(52)
Other loans held for sale	92	50	196	42	84	(104)	(53)
Total loans and leases and loans held for sale	142,525	143,743	152,741	(1,218)	(1)	(10,216)	(7)
Total period-end interest-earning assets	$195,341	$195,763	$198,242	$(422)	—%	$(2,901)	(1)%
Average interest-earning assets
Investments(1)	$44,692	$43,905	$38,002	$787	2%	$6,690	18%
Interest-bearing deposits in banks	9,650	10,268	7,768	(618)	(6)	1,882	24
Commercial loans and leases	72,955	73,842	80,237	(887)	(1)	(7,282)	(9)
Retail loans	70,112	70,980	73,488	(868)	(1)	(3,376)	(5)
Total loans and leases	143,067	144,822	153,725	(1,755)	(1)	(10,658)	(7)
Loans held for sale, at fair value	896	850	1,381	46	5	(485)	(35)
Other loans held for sale	160	223	622	(63)	(28)	(462)	(74)
Total loans and leases and loans held for sale	144,123	145,895	155,728	(1,772)	(1)	(11,605)	(7)
Total average interest-earning assets	$198,465	$200,068	$201,498	$(1,603)	(1)%	$(3,033)	(2)%
(1) Total average interest-earning assets excludes the mark-to-market on investment securities and unsettled purchases or sales of loans and investments.

Second quarter 2024	vs.	first quarter 2024
Period-end interest-earning assets of $195.3 billion were relatively stable reflecting a $1.3 billion decrease in loans and leases, partly offset by a $550 million increase in investments in securities and a $246 million increase in cash held in interest-bearing deposits. The decrease in loans and leases reflects an $889 million decline in commercial driven by paydowns and balance sheet optimization actions as well as market conditions driving lower client demand. Results also reflect a $457 million decrease in retail, given $1.1 billion Non-Core portfolio run off, partly offset by growth in home equity and mortgage.
Average interest-earning assets of $198.5 billion decreased $1.6 billion, or 1%, reflecting a $1.8 billion decrease in total loans and leases and a $618 million decrease in cash held in interest-bearing deposits, partly offset by a $787 million increase in investments. The decrease in loans and leases reflects a $887 million decrease in commercial given paydowns and balance sheet optimization actions as well as market conditions driving lower client demand. Retail decreased $868 million driven by Non-Core portfolio run off, partially offset by growth in home equity and mortgage.
The average effective duration of the securities portfolio was 3.7 years, compared with 3.8 years at March 31, 2024 and 5.5 years at June 30, 2023.

Second quarter 2024	vs.	second quarter 2023
Period-end interest-earning assets of $195.3 billion decreased $2.9 billion, or 1%, reflecting a $10.2 billion decrease in total loans and leases and loans held for sale, partly offset by a $6.3 billion increase in investments in securities and a $1.0 billion increase in investments in cash held in interest-bearing deposits. The decrease in loans and leases reflects a $6.3 billion decline in commercial given paydowns, balance sheet optimization actions and lower client demand, and a $3.1 billion decline in retail driven by the $4.8 billion Non-Core portfolio run off, partially offset by growth in home equity and mortgage.
Average interest-earning assets of $198.5 billion decreased $3.0 billion, or 2%, reflecting a $11.6 billion decrease in total loans and leases and loans held for sale, partially offset by a $6.7 billion increase in investments in securities and a $1.9 billion increase in cash held in interest-bearing deposits.

Citizens Financial Group, Inc.

Deposits				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24		2Q23
Period-end deposits				$	%	$	%
Demand	$36,927	$36,593	$40,286	$334	1%	$(3,359)	(8)%
Money market	52,599	52,182	52,542	417	1	57	—
Checking with interest	34,421	34,487	35,028	(66)	—	(607)	(2)
Savings	27,240	27,912	29,824	(672)	(2)	(2,584)	(9)
Term	25,165	25,254	19,987	(89)	—	5,178	26
Total period-end deposits	$176,352	$176,428	$177,667	$(76)	—%	$(1,315)	(1)%
Average deposits
Demand	$36,205	$36,684	$42,178	$(479)	(1)%	$(5,973)	(14)%
Money market	51,570	52,926	49,665	(1,356)	(3)	1,905	4
Checking with interest	33,659	32,302	34,586	1,357	4	(927)	(3)
Savings	27,560	27,745	29,640	(185)	(1)	(2,080)	(7)
Term	24,676	26,447	17,180	(1,771)	(7)	7,496	44
Total average deposits	$173,670	$176,104	$173,249	$(2,434)	(1)%	$421	—%

Second quarter 2024	vs.	first quarter 2024
Total period-end deposits of $176.4 billion are broadly stable reflecting growth in the the Private Bank offset by seasonally lower retail deposits.
Average deposits of $173.7 billion are down 1% reflecting lower Commercial deposits given seasonal outflows, lower Treasury deposits and a seasonal decline in retail deposits. These more than offset the $1.2 billion growth in Private Bank deposits.
The mix of deposits reflects continued slowing in the rate of migration from demand to interest-bearing and low-cost to high-cost interest bearing accounts, as well as the benefit of deposit growth in the Private Bank.

Second quarter 2024	vs.	second quarter 2023
Average deposits of $173.7 billion are broadly stable. Total period-end deposits of $176.4 billion decreased 1% driven by a decline in Treasury and Commercial deposits reflecting deposit optimization initiatives, and slightly lower retail deposits. These more than offset growth in Private Bank deposits of $4 billion.

Citizens Financial Group, Inc.

Borrowed Funds				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24		2Q23
Period-end borrowed funds				$	%	$	%
Short-term borrowed funds	$2	$9	$1,099	$(7)	(78) %	$(1,097)	(100)%
Long-term borrowed funds
FHLB advances	553	2,036	5,029	(1,483)	(73)	(4,476)	(89)
Senior debt	6,512	6,414	5,258	98	2	1,254	24
Subordinated debt and other debt	1,827	1,825	1,813	2	—	14	1
Auto collateralized borrowings	4,190	3,529	2,000	661	19	2,190	110
Total borrowed funds	$13,084	$13,813	$15,199	$(729)	(5)%	$(2,115)	(14)%
Average borrowed funds
Short-term borrowed funds	$325	$498	$1,446	$(173)	(35) %	$(1,121)	(78)%
Long-term borrowed funds
FHLB advances	2,375	2,272	9,674	103	5	(7,299)	(75)
Senior debt	6,684	6,113	5,264	571	9	1,420	27
Subordinated debt and other debt	1,826	1,821	1,813	5	—	13	1
Auto collateralized borrowings	4,207	3,458	44	749	22	4,163	NM
Total average borrowed funds	$15,417	$14,162	$18,241	$1,255	9%	$(2,824)	(15)%

Second quarter 2024	vs.	first quarter 2024
Period-end borrowed funds decreased by $729 million. Senior debt increased by $98 million and collateralized borrowings on auto loans increased by $661 million, reflecting attractive new issuance. Proceeds were used to further lower FHLB advances, which declined by $1.5 billion.
Average borrowed funds increased $1.3 billion. Senior debt increased by $571 million and collateralized borrowings on auto loans increased by $749 million, reflecting new issuance.

Second quarter 2024	vs.	second quarter 2023
Period-end borrowed funds decreased by $2.1 billion, primarily due to a decrease in FHLB advances of $4.5 billion and a $1.1 billion decrease in short-term borrowed funds, partly offset by the $2.2 billion increase in auto collateralized borrowings and $1.3 billion increase in senior debt issuances.
Average borrowed funds decreased by $2.8 billion, reflecting a $7.3 billion decrease in FHLB advances driven by the run off of the Non-Core portfolio and re-mixing of funding to auto collateralized borrowings, up $4.2 billion, and senior debt issuances, up $1.4 billion.

Citizens Financial Group, Inc.

Capital				2Q24 change from
($s and shares in millions, except per share data)	2Q24	1Q24	2Q23	1Q24		2Q23
Period-end capital				$	%	$	%
Stockholders' equity	$23,869	$23,761	$23,585	$108	—%	$284	1%
Stockholders' common equity	21,757	21,747	21,571	10	—	186	1
Tangible common equity	13,866	13,844	13,630	22	—	236	2
Tangible book value per common share	$30.61	$30.19	$28.72	$0.42	1%	$1.89	7%
Common shares - at end of period	453.0	458.5	474.7	(5.5)	(1)	(21.7)	(5)
Common shares - average (diluted)	456.6	463.8	481.0	(7.2)	(2)%	(24.4)	(5)%
Common equity tier 1 capital ratio(1)	10.7%	10.6%	10.3%
Total capital ratio(1)	14.0	13.8	13.3
Tangible common equity ratio	6.5	6.5	6.3
Tier 1 leverage ratio(1)	9.4	9.3	9.4
(1) Current reporting-period regulatory capital ratios are preliminary.

Second quarter 2024
•The CET1 capital ratio of 10.7% as of June 30, 2024 compares with 10.6% at March 31, 2024 and 10.3% at June 30, 2023.
•Total capital ratio of 14.0% compares with 13.8% at March 31, 2024 and 13.3% as of June 30, 2023.
•Tangible common equity ratio of 6.5% compares with 6.5% at March 31, 2024 and 6.3% as of June 30, 2023.
•Tangible book value per common share of $30.61 increased 1% compared with first quarter 2024 reflecting higher net income and AOCI benefit from amortized unrealized losses more than offsetting the impact of higher rates.
•Paid $193 million in common dividends to shareholders during second quarter 2024. This compares with $197 million in common dividends during first quarter 2024 and $205 million during second quarter 2023.
•Repurchased $200 million of common shares during second quarter 2024, compared with $300 million in first quarter 2024 and $256 million in second quarter 2023.

Citizens Financial Group, Inc.

Credit quality review				2Q24 change from
($s in millions)	2Q24	1Q24	2Q23	1Q24			2Q23
				$/bps		%	$/bps		%
Nonaccrual loans and leases(1)	$1,527	$1,469	$1,191	$58		4%	$336		28%
90+ days past due and accruing(2)	228	300	282	(72)		(24)	(54)		(19)
Net charge-offs	184	181	152	3		2	32		21
Provision for credit losses	182	171	176	11		6	6		3
Allowance for credit losses	$2,306	$2,308	$2,299	$(2)		—%	$7		—%
Nonaccrual loans and leases to loans and leases	1.08%	1.02%	0.79%	6	bps		29
Net charge-offs as a % of total loans and leases	0.52	0.50	0.40	2			12
Allowance for credit losses to loans and leases	1.63	1.61	1.52	2			11
Allowance for credit losses to nonaccrual loans and leases	151%	157%	193%	(6)	bps		(42)	bps
(1) Loans fully or partially guaranteed by the FHA, VA and USDA are classified as accruing.
(2) 90+ days past due and accruing includes $168 million, $202 million, and $256 million of loans fully or partially guaranteed by the FHA, VA, and USDA for June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

Second quarter 2024	vs.	first quarter 2024
•The nonaccrual loans to total loans ratio of 1.08% compares with 1.02% at March 31, 2024. Nonaccrual loans of $1.5 billion increased $58 million, or 4%, primarily reflecting a $48 million increase in Commercial, driven by an increase in the General Office and Multifamily segments of commercial real estate.
•Net charge-offs of $184 million, or 52 basis points of average loans and leases, increased 2 basis points compared with the prior quarter given broadly stable charge-offs and lower average loans. Charge-offs increased $3 million with an $11 million increase in commercial, primarily driven by the General Office segment of commercial real estate, and an $8 million decrease in retail.
•The second quarter 2024 provision for credit losses of $182 million compares with $171 million for first quarter 2024. The ratio of allowance for credit losses to total loans of 1.63% increased from 1.61% as of March 31, 2024, primarily reflecting lower loan balances given Non-Core run off and commercial paydowns and balance sheet optimization.
•The allowance for credit losses to nonaccrual loans and leases ratio of 151% compares with 157% as of March 31, 2024.

Second quarter 2024	vs.	second quarter 2023
•The nonaccrual loans to total loans ratio of 1.08% increased from 0.79% at June 30, 2023.
•Nonaccrual loans increased $336 million, or 28%, primarily reflecting an increase in the General Office segment of commercial real estate.
•Net charge-offs of $184 million, or 52 basis points of average loans and leases, increased $32 million, primarily reflecting a $20 million increase in commercial driven by the General Office segment of commercial real estate.
•Provision for credit losses of $182 million compares with a $176 million provision in second quarter 2023.
•Allowance for credit losses of $2.3 billion increased $7 million compared with June 30, 2023. Allowance for credit losses ratio of 1.63% as of June 30, 2024, compares with 1.52% as of June 30, 2023.
•The allowance for credit losses to nonaccrual loans and leases ratio of 151% compares with 193% as of June 30, 2023.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.
Media:    Peter Lucht - (781) 655-2289
Investors: Kristin Silberberg - (203) 900-6854
Conference Call
CFG management will host a live conference call today with details as follows:
Time:    9:00 am ET
Dial-in: (877) 692-8955, conference ID 6961859
Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.
Replay Information: A replay of the conference call will be available beginning at 12:00 pm ET on July 17, 2024 through August 17, 2024. Please dial (866) 207-1041 and enter access code 5396445. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $219.9 billion in assets as of June 30, 2024. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,300 ATMs and more than 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X (formerly Twitter), LinkedIn or Facebook.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures and Reconciliations
Non-GAAP Financial Measures:
This document contains non-GAAP financial measures denoted as Underlying. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. See the following pages for reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.
Other companies may use similarly titled non-GAAP financial measures that may be calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q24 Change
		2Q24	1Q24	2Q23	1Q24		2Q23
					$	%	$	%
Noninterest income, Underlying:
Noninterest income (GAAP)		$553	$517	$506	$36	7%	$47	9%
Less: Notable items		4	3	—	1	33	4	100
Noninterest income, Underlying (non-GAAP)		$549	$514	$506	$35	7%	$43	8%
Total revenue, Underlying:
Total revenue (GAAP)	A	$1,963	$1,959	$2,094	$4	—%	($131)	(6%)
Less: Notable items		4	3	—	1	33	4	100
Total revenue, Underlying (non-GAAP)	B	$1,959	$1,956	$2,094	$3	—%	($135)	(6%)
Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$1,301	$1,358	$1,306	($57)	(4%)	($5)	—%
Less: Notable items		36	85	73	(49)	(58)	(37)	(51)
Noninterest expense, Underlying (non-GAAP)	D	$1,265	$1,273	$1,233	($8)	(1%)	$32	3%
Pre-provision profit:
Total revenue (GAAP)	A	$1,963	$1,959	$2,094	$4	—%	($131)	(6%)
Less: Noninterest expense (GAAP)	C	1,301	1,358	1,306	(57)	(4)	(5)	—
Pre-provision profit (non-GAAP)		$662	$601	$788	$61	10%	($126)	(16%)
Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,959	$1,956	$2,094	$3	—%	($135)	(6%)
Less: Noninterest expense, Underlying (non-GAAP)	D	1,265	1,273	1,233	(8)	(1)	32	3
Pre-provision profit, Underlying (non-GAAP)		$694	$683	$861	$11	2%	($167)	(19%)
Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$480	$430	$612	$50	12%	($132)	(22%)
Less: Income (expense) before income tax expense (benefit) related to notable items		(32)	(82)	(73)	50	61	41	56
Income before income tax expense, Underlying (non-GAAP)	F	$512	$512	$685	$—	—%	($173)	(25%)
Income tax expense, Underlying:
Income tax expense (GAAP)	G	$88	$96	$134	($8)	(8%)	($46)	(34%)
Less: Income tax expense (benefit) related to notable items		(16)	(21)	(20)	5	24	4	20
Income tax expense, Underlying (non-GAAP)	H	$104	$117	$154	($13)	(11%)	($50)	(32%)
Net income, Underlying:
Net income (GAAP)	I	$392	$334	$478	$58	17%	($86)	(18%)
Add: Notable items, net of income tax benefit		16	61	53	(45)	(74)	(37)	(70)
Net income, Underlying (non-GAAP)	J	$408	$395	$531	$13	3%	($123)	(23%)
Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$357	$304	$444	$53	17%	($87)	(20%)
Add: Notable items, net of income tax benefit		16	61	53	(45)	(74)	(37)	(70)
Net income available to common stockholders, Underlying (non-GAAP)	L	$373	$365	$497	$8	2%	($124)	(25%)

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q24 Change
		2Q24	1Q24	2Q23	1Q24			2Q23
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,963	$1,959	$2,094	$4		—%	($131)		(6%)
Less: Noninterest expense (GAAP)	C	1,301	1,358	1,306	(57)		(4)	(5)		—
Operating leverage							4%			(6%)
Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,959	$1,956	$2,094	$3		—%	($135)		(6%)
Less: Noninterest expense, Underlying (non-GAAP)	D	1,265	1,273	1,233	(8)		(1)	32		3
Operating leverage, Underlying (non-GAAP)							1%			(9%)
Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	66.27%	69.33%	62.34%	(306)	bps		393	bps
Efficiency ratio, Underlying (non-GAAP)	D/B	64.59	65.05	58.86	(46)	bps		573	bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	18.49%	22.28%	22.09%	(379)	bps		(360)	bps
Effective income tax rate, Underlying (non-GAAP)	H/F	20.33	22.84	22.51	(251)	bps		(218)	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$21,427	$21,700	$22,289	($273)		(1%)	($862)		(4%)
Less: Average goodwill (GAAP)		8,188	8,188	8,182	—		—	6		—
Less: Average other intangibles (GAAP)		144	153	181	(9)		(6)	(37)		(20)
Add: Average deferred tax liabilities related to goodwill and other intangible assets (GAAP)		432	433	422	(1)		—	10		2
Average tangible common equity	N	$13,527	$13,792	$14,348	($265)		(2%)	($821)		(6%)
Return on average tangible common equity	K/N	10.61%	8.86%	12.42%	175	bps		(181)	bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	11.09	10.65	13.93	44	bps		(284)	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	O	$219,222	$220,770	$222,373	($1,548)		(1%)	($3,151)		(1%)
Less: Average goodwill (GAAP)		8,188	8,188	8,182	—		—	6		—
Less: Average other intangibles (GAAP)		144	153	181	(9)		(6)	(37)		(20)
Add: Average deferred tax liabilities related to goodwill and other intangible assets (GAAP)		432	433	422	(1)		—	10		2
Average tangible assets	P	$211,322	$212,862	$214,432	($1,540)		(1%)	($3,110)		(1%)
Return on average total tangible assets	I/P	0.75%	0.63%	0.89%	12	bps		(14)	bps
Return on average total tangible assets, Underlying (non-GAAP)	J/P	0.78	0.75	0.99	3	bps		(21)	bps

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q24 Change
		2Q24	1Q24	2Q23	1Q24		2Q23
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	Q	452,961,853	458,485,032	474,682,759	(5,523,179)	(1%)	(21,720,906)	(5%)
Common stockholders' equity (GAAP)		$21,757	$21,747	$21,571	$10	—	$186	1
Less: Goodwill (GAAP)		8,187	8,188	8,188	(1)	—	(1)	—
Less: Other intangible assets (GAAP)		139	148	175	(9)	(6)	(36)	(21)
Add: Deferred tax liabilities related to goodwill and other intangible assets (GAAP)		435	433	422	2	—	13	3
Tangible common equity	R	$13,866	$13,844	$13,630	$22	—%	$236	2%
Tangible book value per common share	R/Q	$30.61	$30.19	$28.72	$0.42	1%	$1.89	7%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	S	454,142,489	461,358,681	479,470,543	(7,216,192)	(2%)	(25,328,054)	(5%)
Average common shares outstanding - diluted (GAAP)	T	456,561,022	463,797,964	480,975,281	(7,236,942)	(2)	(24,414,259)	(5)
Net income per average common share - basic (GAAP)	K/S	$0.79	$0.66	$0.93	$0.13	20	($0.14)	(15)
Net income per average common share - diluted (GAAP)	K/T	0.78	0.65	0.92	0.13	20	(0.14)	(15)
Net income per average common share - basic, Underlying (non-GAAP)	L/S	0.82	0.79	1.04	0.03	4	(0.22)	(21)
Net income per average common share - diluted, Underlying (non-GAAP)	L/T	0.82	0.79	1.04	0.03	4	(0.22)	(21)

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				2Q24 Change
	2Q24	1Q24	2Q23	1Q24		2Q23
				$/bps	%	$/bps	%
Card fees, Underlying:
Card fees (GAAP)	$92	$86	$80	$6	7	$12	15%
Less: Notable items	4	3	—	1	33	4	100
Card fees, Underlying (non-GAAP)	$88	$83	$80	$5	6	$8	10%
Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)	$645	$691	$615	($46)	(7%)	$30	5%
Less: Notable items	8	17	14	(9)	(53)	(6)	(43)
Salaries and employee benefits, Underlying (non-GAAP)	$637	$674	$601	($37)	(5%)	$36	6%
Equipment and software, Underlying:
Equipment and software (GAAP)	$190	$192	$181	($2)	(1%)	$9	5%
Less: Notable items	4	8	4	(4)	(50)	—	—
Equipment and software, Underlying (non-GAAP)	$186	$184	$177	$2	1%	$9	5%
Outside services, Underlying:
Outside services (GAAP)	$165	$158	$177	$7	4%	($12)	(7%)
Less: Notable items	10	12	21	(2)	(17)	(11)	(52)
Outside services, Underlying (non-GAAP)	$155	$146	$156	$9	6%	($1)	(1%)
Occupancy, Underlying:
Occupancy (GAAP)	$113	$114	$136	($1)	(1%)	($23)	(17%)
Less: Notable items	6	7	30	(1)	(14)	(24)	(80)
Occupancy, Underlying (non-GAAP)	$107	$107	$106	$—	—%	$1	1%
Other operating expense, Underlying:
Other operating expense (GAAP)	$188	$203	$197	($15)	(7%)	($9)	(5%)
Less: Notable items	8	41	4	(33)	(80)	4	100
Other operating expense, Underlying (non-GAAP)	$180	$162	$193	$18	11%	($13)	(7%)

Citizens Financial Group, Inc.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•Negative economic, business and political conditions, including as a result of the interest rate environment, supply chain disruptions, inflationary pressures and labor shortages, that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits;
•The general state of the economy and employment, as well as general business and economic conditions, and changes in the competitive environment;
•Our capital and liquidity requirements under regulatory standards and our ability to generate capital and liquidity on favorable terms;
•The effect of changes in our credit ratings on our cost of funding, access to capital markets, ability to market our securities, and overall liquidity position;
•The effect of changes in the level of commercial and consumer deposits on our funding costs and net interest margin;
•Our ability to execute on our strategic business initiatives and achieve our financial performance goals across our Consumer, Commercial and Private Bank businesses;
•The effects of geopolitical instability, including the wars in Ukraine and the Middle East, on economic and market conditions, inflationary pressures and the interest rate environment, commodity price and foreign exchange rate volatility, and heightened cybersecurity risks;
•Our ability to comply with heightened supervisory requirements and expectations as well as new or amended regulations;
•Liabilities and business restrictions resulting from litigation and regulatory investigations;
•The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;
•Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;
•Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;
•Environmental risks, such as physical or transition risks associated with climate change, and social and governance risks, that could adversely affect our reputation, operations, business, and customers;
•A failure in or breach of our compliance with laws, as well as operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; and
•Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares from or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission.
Note: Per share amounts and ratios presented in this document are calculated using whole dollars.

Citizens Financial Group, Inc.
CFG-IR